Exhibit 99.2

CLP Towne, Inc. Consolidated Financial Report (Unaudited) 09.30.2014

Contents

Financial Statements

Consolidated balance sheet (Unaudited)	2
Consolidated statements of income (Unaudited)	3
Consolidated statements of cash flows (Unaudited)	4
Notes to consolidated financial statements (Unaudited)	5-18

Independent Auditor’s Review Report

The Board of Directors and Stockholders
CLP Towne, Inc.
South Bend, Indiana

Report on the Financial Statements

We have reviewed the consolidated financial statements of CLP Towne, Inc. as of September 30, 2014, and for the nine-month periods ended September 30, 2014 and 2013.

Management’s Responsibility

The Company’s management is responsible for the preparation and fair presentation of the consolidated financial information in accordance with accounting principles generally accepted in the United States of America; this responsibility includes the design, implementation, and maintenance of internal control sufficient to provide a reasonable basis for the preparation and fair presentation of interim financial information in accordance with generally accepted accounting principles.

Auditor’s Responsibility

Our responsibility is to conduct our review in accordance with auditing standards generally accepted in the United States of America applicable to reviews of interim financial information. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial information. Accordingly, we do not express such an opinion.

Conclusion

Based on our reviews, we are not aware of any material modifications that should be made to the condensed financial information for it to be in accordance with accounting principles generally accepted in the United States of America.

/s/ McGladrey LLP

Elkhart, Indiana
May 22, 2015

CLP Towne, Inc.

Consolidated Balance Sheet
September 30, 2014 (Unaudited)

ASSETS

Current Assets
Cash	$ 7,347
Trade receivables	30,775,128
Income tax receivable	152,036
Prepaid expenses and other current assets	3,141,041
Deferred income taxes	2,669,000

Total current assets	36,744,552

Leasehold Improvements and Equipment, net	7,065,915

Other Intangible Assets, net	15,919,290

Other Assets	984,013

$ 60,713,770
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities

Book overdraft	$ 1,470,843
Note payable	1,000,000
Current maturities of long-term debt	2,227,722
Accounts payable	16,391,066
Accrued salaries, wages and related liabilities	1,595,731
Accrued interest	959,805
Other accrued liabilities	11,375,890

Total current liabilities	35,021,057

Long-Term Debt	55,023,158

Deferred Taxes	6,509,040

Total liabilities	96,553,255

Commitments and Contingencies

Stockholders' Equity (Deficit)
Common stock, $0.01 par value, 6,000,000 shares
authorized; 456,147 shares issued and outstanding	4,561
Preferred stock, $10.00 par value, 400,000 shares
authorized, issued and outstanding	4,000,000
Additional paid-in capital	76,492,740
Retained (deficit)	(116,336,786)
(35,839,485)

$ 60,713,770

See Notes to Consolidated Financial Statements.

Charter Towne, Inc.

Consolidated Statements of Income
Nine Month Periods Ended September 30, 2014 and 2013 (Unaudited)

	2014	2013

Net revenues	$ 193,646,419	$ 200,309,829

Direct expenses	179,690,185	201,449,819

Gross profit (loss)	13,956,234	(1,139,990)

Selling, general, and administrative expenses	22,237,239	15,219,762
Software adandonment	—	8,661,077

Operating (loss)	(8,281,005)	(25,020,829)

Interest expense	3,656,354	3,863,776

(Loss) before income taxes	(11,937,359)	(28,884,605)

Income taxes	—	1,436,285

Net (loss)	$ (11,937,359)	$ (30,320,890)

See Notes to Consolidated Financial Statements.

CLP Towne, Inc.
Consolidated Statements Of Cash Flows
Nine Month Periods Ended September 30, 2014 and 2013 (Unaudited)

	2014	2013
Cash Flows From Operating Activities
Net (loss)	$(11,937,359)	$(30,320,890)
Adjustments to reconcile net (loss) to net
cash (used in) provided by operating activities:
Depreciation and amortization of equipment and improvements	2,267,006	2,816,155
Amortization of intangibles	3,372,861	4,315,025
Amortization of deferred financing fees	281,966	247,678
Amortization of unfavorable lease obligations	0	(104,698)
Stock based compensation	154,192	129,989
Abandonment of software	0	8,661,077
Paid-in-kind interest	1,772,913	1,220,811
Gain on sale of assets	(66,305)	(146,262)
Deferred income taxes	0	(238,960)
Change in assets and liabilities:
Decrease (increase) in:
Trade receivables	(925,367)	11,033,292
Prepaid expenses other assets	358,715	2,165,189
Income tax receivable	35,000	(2,714)
Increase (decrease) in:
Accounts payable and other accrued liabilities	(397,068)	2,740,573
Net cash (used in) provided by operating activities	(5,083,446)	2,516,265

Cash Flows From Investing Activities
Proceeds from sale of assets	66,595	114,150
Purchase of equipment and improvements	(273,724)	(2,960,843)
Net cash used in investing activities	(207,129)	(2,846,693)

Cash Flows From Financing Activities
Payments on long-term borrowings	(526,749)	(6,371,852)
Proceeds from long-term borrowings	2,000,000	0
Issuance of preferred stock	4,000,000	8,000,000
Debt issuance costs	(183,607)	0
Net cash provided by financing activities	5,289,644	1,628,148
(Decrease) increase in cash	(931)	1,297,720

Cash, beginning	8,278	8,153

Cash, ending	$ 7,347	$ 1,305,873

Supplemental cash flow information:
Interest paid	$ 1,742,709	$ 4,260,444

Exchange of warrants for common stock	0	$ 77,000

Equipment acquired under capital lease	$ 44,580	0

See Notes to Consolidated Financial Statements.

CLP Towne, Inc.
Notes To Consolidated Financial Statement

Note 1.	Description of Business and Significant Accounting Policies

CLP Towne, Inc. (the “Company”) and its wholly owned subsidiaries are full-service providers of air cargo ground services. The Company provides less-than-truckload common carriage, ground expediting, and ground transportation management. The Company provides its transportation services through a network of terminals located throughout the United States.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The Company’s operating results are subject to seasonal trends when measured on a quarterly basis; therefore operating results for the nine months ended September 30, 2014 and 2013 are not necessarily indicative of the results that may be expected for the years ending December 31, 2014 and 2013.

On July 19, 2013, holders of the Company’s Series A preferred stock entered into an agreement with the Company’s common stockholder’s resulting in the common stockholders relinquishing their controlling interest in the Company. The transaction was effected by the Securities Purchase and Exchange Agreement (the “SPEA”) dated as of July 19, 2013. The SPEA contained an agreement to sell and issue 800,000 shares of common stock and warrants to purchase 268,322 of common stock for $8 million and to authorize and issue 3,533,400 shares of common stock in exchange for all the issued and outstanding redeemable Series A preferred stock of the Company. In conjunction with the SPEA, each share of the Company’s common stock was converted into and became 0.0391 shares of common stock reflecting a 1 for 25.57 reverse stock split (the “Stock Split”) of the common stock outstanding immediately prior to the effective date of the SPEA. As of July 19, 2013, a total of 4,561,474 shares of common stock were outstanding. Further, the Company issued an additional 268,329 warrants (the Warrants) for the purchase of shares of the Company’s common stock. Together with the SPEA and Stock Split, the Company amended its credit agreements (see Note 4). In August 2014, the Company issued a 1 for 100 reverse stock split of the outstanding common stock. This split has been retroactively adjusted throughout the report.

In preparing its consolidated financial statements, the Company evaluated subsequent events through May 22, 2015, the date the Company’s consolidated financial statements were available for issuance.

Principles of consolidation:

The consolidated financial statements include the accounts of CLP Towne, Inc. and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated.

Significant accounting policies:

Use of estimates:

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition:

Revenue and related costs from the Company’s primary trucking operations are recognized as of the date freight is delivered. Revenue and related costs from the Company’s brokerage operations are recognized when freight is picked up. Revenue and related costs from the Company’s in-home delivery operations are recognized when the appliances are delivered and installed.

The transportation rates the Company charges its customers consist of base transportation rates and fuel surcharge rates. Fuel surcharges included in net revenues for the period ended September 30, 2014 and 2013 were approximately $32.6 and $36.9 million respectively.

CLP Towne, Inc.
Notes To Consolidated Financial Statement

Concentrations of risk:

The Company offers a multitude of delivery services to a diverse customer base. On an ongoing basis, the Company performs credit evaluations of its customers and generally does not require collateral. In addition, management believes the Company has no significant supplier, product line, credit risk, or other concentrations that could expose the Company to adverse, near-term, severe financial impact with the exception of the Company’s largest customer, from whom the Company generated 13% ($28.4 million) of revenue in 2013. There were no major customers in 2014.

Allowance for doubtful accounts:

The Company does not receive collateral from its customers. The Company evaluates the collectability of its accounts receivable based on a combination of factors. In circumstances in which management is aware of a specific customer’s inability to meet its financial obligations to the Company (for example, bankruptcy filings, accounts turned over for collection, or litigation), the Company records a specific reserve for these bad debts against amounts due to reduce the net recognized receivable to the amount the Company reasonably believes will be collected. For all other customers, the Company recognizes reserves for these bad debts based on the length of time the receivables are past due. Trade receivables in the accompanying consolidated balance sheet at September 30, 2014 is stated net of an allowance for doubtful accounts of approximately $542,000. Accounts are written off after all practical means of collection, including legal action, have been exhausted.

The Company’s allowance for doubtful accounts also includes anticipated revenue adjustments from billing rate changes that are not captured upon shipment initiation and billing.

Leasehold improvements and equipment:

Leasehold improvements and equipment are recorded at cost. Depreciation of equipment is provided by the straight-line method over the estimated useful lives of the assets, generally three to seven years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the improvements. Significant improvements and betterments are capitalized; maintenance and repairs are expensed as incurred. Depreciation on assets under capital lease is included with depreciation of owned assets.

Indefinite-lived intangible asset:

The Company accounts for indefinite-lived intangible assets under the provisions of Accounting Standards Codification (ASC) 350-20, “Intangibles - Goodwill and Other - Goodwill”. ASC 350-20 requires the Company to evaluate the carrying value of indefinite-lived intangible assets for potential impairment on an annual basis. The Company’s trade name is an indefinite-lived intangible asset.

No impairment on the Company’s trade name asset was recognized at September 30, 2014.

Impairment of long-lived tangible and definite-lived intangible assets:

The Company periodically considers whether indicators of impairment of long-lived tangible and definite-lived intangible assets are present. When indicators of impairment are present, the Company determines whether the sum of the estimated future undiscounted cash flows attributable to the assets in question is less than their carrying value. If less, the Company recognizes an impairment loss based on the excess of the carrying amount of the assets over their respective fair values. The Company determined there was no impairment of long-lived tangible assets at September 30, 2014.

Self-insurance loss reserves:

Given the nature of the Company’s operating environment, the Company is subject to general liability, vehicle liability, and workers’ compensation claims. Under an agreement with its insurance underwriters, the Company acts as a self-insurer for auto liability and workers’ compensation but has obtained insurance coverage for catastrophic losses, as well as those risks required to be insured by law. The Company is liable for the first $100,000 of claim costs per incident under its general liability, vehicle liability, and workers’ compensation policies. The Company accrues for the uninsured portion of pending claims, both known and incurred but not reported. These accruals are

CLP Towne, Inc.
Notes To Consolidated Financial Statement

provided based on management’s evaluation of the nature and severity of claims, after taking into consideration third-party evaluations, the Company’s historical claims experience, and loss developments. The most significant assumptions used in the estimation process include determining the trend in loss costs, the expected consistency in the frequency and severity of claims incurred but not yet reported to prior year claims, changes in the timing of the reporting of losses from the loss date to the notification date, and expected costs to settle unpaid claims. Management also monitors the reasonableness of the judgments made in the prior year’s estimation process and adjusts current year assumptions based on this analysis. Such adjustments have not been material. Claims reserves of approximately $2,005,000 have been accrued at September 30, 2014, which are included in other accrued liabilities.

Income taxes:

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequence of events that have been recognized in the Company’s consolidated financial statements. Income taxes are recognized during the year in which the underlying transactions are reflected in the consolidated statement of income. Deferred taxes are provided for temporary differences between amounts of assets and liabilities as recorded for financial reporting purposes and amounts recorded for tax purposes. After determining the total amount of deferred tax assets, the Company determines whether it is more likely than not that some portion of the deferred tax assets will not be realized. If the Company determines that a deferred tax asset is not likely to be realized, a valuation allowance is established against that asset to record it at its expected realizable value.

The Company has not recorded a reserve for any tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. The Company files tax returns in all appropriate jurisdictions, which includes a U.S. federal tax return and various states. The company is not subject to tax examinations by the U.S. federal, state, or local tax authorities for years before 2011. There are no unrecognized tax benefits as of September 30, 2014.

Fair value measurements:

The Company uses a framework for measuring fair value of all financial instruments that are being measured and reported on a fair value basis. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods including market, income and cost approaches. Based on these approaches, the Company often utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and or the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally non observable inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques, the Company is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1
Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. Level 1 also includes U.S. Treasury and federal agency securities and federal agency mortgage-backed securities, which are traded by dealers or brokers in active markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2	Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third-party pricing services for identical or similar assets or liabilities.

Level 3
Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities.

There have been no changes in methodologies used at September 30, 2014.

CLP Towne, Inc.
Notes To Consolidated Financial Statement

Fair value of financial instruments:

The Company's financial instruments not required to be adjusted to fair value on a recurring basis consist principally of cash, receivables, long-term debt and accounts payable. The Company believes cash, receivables and accounts payable are recorded at amounts that approximate their current market values based on their short-term nature. The fair value of the long-term debt instruments approximates their carrying value based on the current market rates and debt instruments of similar risk.

Stock-based compensation:

The Company recognizes compensation cost for all equity awards based on the grant date fair value estimated in accordance with the provisions of ASC 718-10, “Compensation - Stock Compensation”, on a straight-line attribution method.

Independent contractors:

The Company contracts with independent contractor owners of transportation equipment under the terms of short-term agreements. These agreements contain consecutive automatic renewal periods and are cancelable by either party. The agreements provide the Company with exclusive use of the independent contractor’s equipment and services, for which the Company compensates the independent contractor generally on a per mile and load basis, subject to certain escalation clauses as defined in the agreements. The Company evaluates whether its arrangements with independent contractors contain a lease at the inception of each arrangement and conducts a reassessment when the contract is modified or when other changes are made. Costs under these arrangements are expensed as incurred as purchased transportation and are recorded within direct expenses in the consolidated statement of income.

Lease guarantees:

The Company provides limited guarantees to third-party leasing companies with respect to leases entered into by independent contractors engaged by the Company. Upon a default by the independent contractor, the Company at its option may buy out the lease at a substantial discount or is provided a “reseating period”. The reseating period allows a definitive period for the leasing company to re-lease the same vehicle. Until the truck is reseated, the Company is generally obligated for expenses and lease payments due the leasing company. The aggregate lease payments due under agreements with limited guarantees were approximately $194,000 at September 30, 2014, while the fair value of the guarantee was not material.

Note 2.	Intangible Assets

Intangible assets at September 30, 2014 are as follows:

	Estimated Useful Life

Customer relationships	5 – 11 years	$ 49,166,600
Trade name	Indefinite life	9,600,100
Non-compete agreements	5 years	3,723,700
Information technology systems	5 years	933,000
		63,423,400
Less accumulated amortization		47,504,110
Intangible assets, net		$ 15,919,290

Total amortization expense from definite-lived intangibles for the periods ended September 30, 2014 and 2013 were approximately $3,700,000 and $4,600,000 respectively.

CLP Towne, Inc.
Notes To Consolidated Financial Statement

The following table presents the Company’s estimate of future amortization expense for the following fiscal years for definite-lived intangibles:

Year ending December 31,
2014 (remaining three months)	$ 969,121
2015	3,631,794
2016	1,718,275
$ 6,319,190

The Company performed an impairment evaluation of its trade name intangible asset as of December 31, 2014. The Company estimated the fair value of trade name intangible assets using a relief from royalty method. The relief from royalty method is based on a discounted cash flow analysis and calculates the fair value of the trade name intangible assets by estimating the after-tax cash flows attributable to it and then discounting the after-tax cash flows to a present value, using a weighted average cost of capital of 17%. Based on the analysis, it was determined that the fair value of the trade name intangible assets exceeded the carrying value.

The Company’s estimates assume that revenues will steadily grow into the foreseeable future. There can be no assurance that the Company’s estimates and assumptions will prove to be accurate predictions of the future. If the Company’s assumptions regarding business plans, competitive environments or anticipated operating results are not correct, the Company may be required to record impairment charges in future periods.

Note 3.	Equipment and Improvements

Equipment and improvements, at cost, and the related accumulated depreciation and amortization as of September 30, 2014 is as follows:

Revenue equipment	$8,545,262
Other equipment	7,477,412
Leasehold improvements	6,719,660
Construction in progress	37,964
22,780,298
Less accumulated depreciation	15,714,383
$7,065,915

The cost of equipment capitalized under capital lease obligations, included in revenue equipment, for the period ended September 30, 2014 was $2,164,772 and the related accumulated amortization was $1,084,308.

In response to the ownership change in July 2013, the Company evaluated its ongoing software conversion project. Additional funding for the project was ceased based on the current performance of the software relative to the investment, the belief that migrating any additional business to the software would jeopardize the Company, and the current difficult business conditions. The Company therefore recorded an abandonment charge of approximately $8,660,000 and is in the process of exploring alternative solutions.

CLP Towne, Inc.
Notes To Consolidated Financial Statement

Note 4.	Debt

The following is a summary of long-term debt and capital lease obligations as of September 30, 2014:

Revolver loan payable to Ally Commercial Finance LLC f/k/a GMAC Commercial Finance LLC, as amended, interest payable monthly (effective weighted-average interest rate of 7.04%), additional available borrowings of $3,304,456, matures May 22, 2016

$ 17,400,001

Term Loan B payable to Ally Commercial Finance LLC f/k/a GMAC Commercial Finance LLC, as amended, interest payable monthly (effective weighted-average interest rate of 6.7%) matures May 22, 2016

19,920,600

Senior Subordinated Notes issued to OCM Mezzanine Fund II, L.P. (a related party), as amended, will bear interest calculated on a 360-day basis and payable quarterly in arrears, at an annual rate of 13.00% through maturity. Interest will be added to the principal amount of the Notes, matures November 22, 2016

16,006,164

Subordinated Note to former owner of Texas L&A (a related party), interest payable in cash monthly (annual interest rate of 10%), matures August 12, 2016

1,440,000

Subordinated Notes to former owner of Texas L&A (a related party), interest payable semiannually (annual interest rate of 10%) and, at the option of the Company, accrued and unpaid interest may be added to the principal amount of the notes, matures August 12, 2016

1,748,181

735,934
57,250,880
Less current maturities as of December 31, 2014	2,227,722
$ 55,023,158

Aggregate maturities of long-term debt for the years ended December 31, 2015 through 2018 as adjusted for subsequent refinancing are as follows:

2015	$ 2,608,578
2016	54,352,688
2017	55,173
2018	49,830
$ 57,066,269

Revolver and Term Loan B:

Towne Air Freight, Inc., a wholly owned subsidiary (the “Borrower”); Ally Commercial Finance LLC f/k/a GMAC Commercial Finance LLC (“Ally”), as Agent and Lender; and Fifth Third Bank (“Chicago”), as Loan Party, entered into a Loan and Security Agreement (the “LSA”) to provide working capital and funds for other general corporate purposes. The LSA, as amended on June 19, 2013, provides for credit facilities, which consist of a $28.0 million revolving credit facility (the “Revolver”) with a $5.0 million sub-limit for standby and commercial letters of credit; and a $22.1 million term loan B (the “Term Loan B”). Borrowings under the Revolver are subject to a borrowing base that is based on eligible receivables, as defined. The LSA has a maturity date, with respect to the Revolver and the Term Loan B, of May 22, 2016. At the Borrower’s option, the Revolver and the Term Loan B bear interest at the following rates: (i) Revolver - LIBOR plus 5.0% or the Board of Governors of the Federal Reserve System Bank Prime Loan rate (Prime) plus 5.0% calculated on a 360-day basis and payable monthly in arrears, (ii) Term Loan B - LIBOR plus 5.0% or Prime plus 5.0% calculated on a 360-day basis and payable monthly in arrears. The LSA

CLP Towne, Inc.
Notes To Consolidated Financial Statement

defines LIBOR as the higher of 1.5% or the actual LIBOR rate per annum. In addition, there is a .50% fee payable monthly in arrears on the average daily unused amount of the Revolver.

The Borrower’s obligations under the LSA are secured by a security interest in and lien upon all of the Borrower’s real and personal property. Additionally, the Company and each of its subsidiaries (collectively, the “Guarantors”) guarantee the obligations of the Borrower and have granted to Ally a security interest in and lien upon all of the real and personal property of the Guarantors.

The LSA contains, among other provisions, certain restrictive covenants, including minimum EBITDA, a maximum total leverage ratio, a maximum senior leverage ratio, a limit on capital expenditures, and a minimum fixed-charge coverage ratio. Subsequent to December 31, 2012, the Company was not in compliance with certain additional covenants and pursuant to Amendment No. 10 to the LSA date July 19, 2013, the creditors agreed to waive the violations, modify the restrictive covenants and extend the maturity for the repayment of the loans. The amended LSA stipulates, among other things, the Company attain a monthly minimum liquidity amount and limit capital expenditures. The Company is required to comply with the minimum liquidity covenant each fiscal month, the capital expenditures covenant beginning October 31, 2013.

The LSA allows the Borrower to make voluntary prepayments at any time so long as the balance outstanding under the LSA obligations is not less than $5,000,000. The LSA includes provisions for additional principal payments based on excess cash flow whereby the Company is required to make a mandatory principal payment equal to 50% of excess cash flow, as defined. The Company does not anticipate making additional principal payments during fiscal year 2014.

The Company was contingently liable for outstanding letters of credit of $3,063,332 at September 30, 2014, primarily in connection with high-deductible insurance plans.

Senior subordinated notes:

The Company issued to OCM Mezzanine Fund II, L.P. (“OCM”, a related party) senior subordinated notes (the “Notes”) in an aggregate principal amount of $17,500,000. On July 19, 2013, contemporaneous with the execution of Amendment No. 10 to the LSA, OCM and the Company executed Amendment No. 15 to the Notes. Pursuant to the amendment, the maturity date of the Notes was extended to November 22, 2016. Additionally, the Notes will bear interest calculated on a 360-day basis and payable quarterly in arrears, at an annual rate of 13.00% through April 30, 2014, and 11.00% from May 1, 2014, to maturity. Interest through April 30, 2014, will be added to the principal amount of the Notes, and interest thereafter will be payable in cash on a quarterly basis. CLP Towne, Inc.

Notes To Consolidated Financial Statement

The Notes, as amended, are due on November 22, 2016. Prior to maturity, the Company has the right to redeem the Notes by payment of the principal amount of the Notes. Any prepayment must be in a minimum amount of $2,000,000 with minimum increments of $250,000 thereof plus a premium equal to the applicable percentage multiplied by the principal amount to be redeemed in the prepayment year, determined as follows: (i) 1.0% premium for the 12-month period ended December 31, 2011, or (ii) 0.0% premium for the 12-month period ended December 21, 2012 and thereafter.

On March 24, 2014, the Company executed Amendment No. 16 to the Notes. Pursuant to the amendment, the Notes will bear interest calculated on a 360-day basis and payable quarterly in arrears, at an annual rate of 13.0% through December 31, 2014. This interest will be added to the principal amount of the Notes. Interest from January 1, 2015, thereafter, will accrue at a rate 11% per annum, which amount shall be payable in cash quarterly in arrears on each Quarterly Payment date. At the option of the Company, the amount payable on March 31, 2015 may be payable at the rate of (i) 13.0% per annum with respect to 50% of the unpaid principal amount of the Notes, which amount shall be added to the principal amount of the Notes on such quarterly payment date and (ii) 11.0% per annum with respect to 50% of the unpaid principal amount of the Notes, which amount shall be payable in cash quarterly in arrears on such quarterly payment date.

The Notes contain, among other provisions, certain restrictive covenants, including a monthly minimum liquidity amount and a limit on capital expenditures.

CLP Towne, Inc.
Notes To Consolidated Financial Statement

The Company and each of its subsidiaries each unconditionally guarantee, as primary obligor, the payment of principal, interest, and premium, if any, on the Notes when due.

In accordance with a subordination agreement dated November 22, 2005, the Notes are subordinated in right of payment to the prior payment of the obligations of the LSA defined previously.

Subordinated notes:

Texas L&A Notes

The Company issued nonnegotiable subordinated notes (the Texas L&A Notes) to the former owner of Texas Land & Air, Inc. (“Texas L&A”, a related party), acquired by the Company in 2008, in the aggregate original principal amount of $2,525,000 with a maturity date of August 12, 2016.

The Texas L&A Notes are divided into two tranches. A Texas L&A Note of $1,440,000 bears interest, calculated on a 360-day basis and payable semiannually in arrears, at an annual rate of 10%, payable in cash. Texas L&A Notes originally totaling $1,085,000 bear interest, calculated on a 360-day basis and payable semiannually in arrears, at an annual rate of 10%, all of which may be added to the principal amount of the Texas L&A Notes. At September 30, 2014, $162,529 was added to the principal amount of the Texas L&A Notes.

The Company has guaranteed, as primary obligor, the payment of principal, interest, and premium, if any, on the Texas L&A Notes when due.

HBI Seller Note

The Company issued a nonnegotiable subordinated note (the “HBI Seller Note”) to the former owner of HBI (a related party) in the aggregate original principal amount of $1,500,000.

In accordance with the provisions of the HBI Seller Note, in the event that a target operating income for the in-home delivery business is not achieved, the principal amount shall be reduced by $500,000 with each such reduction to be deemed effective as of the date hereof and any interest accrued on such reduced principal shall be deemed null and void. The target was met for the November 16, 2011 and the November 16, 2012 measurement dates. The HBI Seller Note also incorporates the purchase-related indemnity obligations of the holder.
The HBI Seller Note bears interest at a rate of 12% per annum, compounded annually, and will accrue on the outstanding principal amount of the note (after giving effect to any principal reductions as described above).

As of September 30, 2014, $1,000,000 of the original HBI Seller Note was past due. The Note was not paid to fully comply with the subordination clause. Interest continues to accrue at a rate of 12% per annum.

Note 5.	Benefit Plan

The Company has a profit-sharing plan for substantially all eligible employees. Contributions are discretionary and determined annually. There were no contributions under this plan for the period ended September 30, 2014.

CLP Towne, Inc.
Notes To Consolidated Financial Statement

Note 6.	Income Taxes

	2014	2013

Current:
Federal	$—	$(34,855)
State	—	49,500
	—	14,645
Deferred:
Federal	—	1,208,394
State	—	213,246
	—	1,421,640
	—	1,436,285
Total:
Federal	—	1,173,539
State	—	262,746
	$—	$1,436,285

Deferred tax assets and deferred tax liabilities as of September 30, 2014 is as follows:

Deferred tax assets:
Accruals and liabilities	$ 2,779,000
Equipment and improvements	1,583,000
Net operating loss carryforwards	14,057,000
Other intangibles	2,751,040
Share-based compensation	368,000
AMT credits	80,000
21,618,040

Deferred tax liabilities:
Trade name	(3,840,040)
Prepaids	(110,000)
(3,950,040)
Less valuation reserve	(21,508,040)
(25,458,080)

Net deferred taxes	$ (3,840,040)

Presented in the accompanying balance sheet as follows:

Current assets	$ 2,669,000
Net long-term liability	14,999,000
Less valuation reserve	(21,508,040)
Net deferred taxes	$ (3,840,040)

The Company has state and federal net operating loss carryforwards (the “NOL”) of approximately $35,143,000 which begin to expire in 2025.

CLP Towne, Inc.
Notes To Consolidated Financial Statement

As of September 30, 2014, management has determined it is more likely than not that the tax benefit of the Company’s deferred tax assets may not be realized in the future; therefore, a valuation reserve has been recorded.

Note 7.	Stock Option Plan

The Company has an equity compensation plan, which reserves shares of common stock for the issuance to executives, key employees, directors, and others. In 2013, the company modified its plan.

The modified 2013 plan consists of time-vesting options that vest and are recognized on a straight-line basis over a seven-year period. The Company’s 2005 plan consists of both time-vesting and performance-based options. Time-vesting options from the 2005 plan vest and are recognized on a straight-line basis over a five-year period. The stock options under both plans expire ten years from the date of grant. Performance-based options from the 2005 plan are eligible for exercise on the date the Company’s partnership fund receives internal rate of return or multiple of investment targets upon sale of its common stock of the Company as outlined in plan documents. All stock options have an exercise price of no less than 100% of fair market value of a share of common stock at the time of grant.

The following is a summary of changes in the number of stock options outstanding:

	2014	2013

Balance at beginning of year	3,832	257
Granted	1,612	3,687
Cancelled	(2,527)	(112)
Balance at end of period	2,917	3,832

There were 224 options exercisable at September 30, 2014. There were 2,441 stock options available for grant at September 30, 2014. All options have an exercise price of $10 per option.

The value of the Company’s stock-based awards under ASC 718-10 issued during the period ended September 30, 2013 were estimated using the Black-Scholes-Merton option pricing model with the following weighted-average assumptions: expected life of 6.5 years, risk-free interest rate of 1.95%, volatility rate of approximately 30%, and dividend rate of 0%. The expected life of 6.5 years is based on management’s expectation that, on average, stock options will be exercised upon becoming fully vested. For those awards issued during 2014, the Company used the results of the subsequent event described in Note 11 as a basis of estimating the fair value. The Company has not declared dividends on common stock and does not expect to do so in the foreseeable future. Stock-based compensation expense recognized as of September 30, 2014 and 2013 was approximately $154,000 and $130,000 respectively. As of September 30, 2014, total compensation costs related to nonvested awards not yet recognized was approximately $794,000 which will be recognized over each of the next five fiscal years.

Note 8.	Preferred Stock and Common Stock Warrants

On November 16, 2010 (the Closing Date), the Company issued no par Series A preferred stock (the “Preferred Shares”). In addition, the Company issued 7,700 warrants (the “Warrants”) for the purchase of shares of the Company’s common stock at an exercise price of $0.01 per share. Net proceeds from the issuance totaled approximately $16,670,000 and were used to fund an acquisition, including transaction costs and to repay outstanding indebtedness.

As discussed in Note 1, on July 19, 2013 the SPEA authorized and issued 3,533,400 shares of common stock in exchange for all of the issued and outstanding redeemable Series A preferred stock of the Company. In addition, the Company issued 7,700 warrants for the purchase of shares of the Company’s common stock. Thus, all preferred stock and existing warrants outstanding as of the date of the transaction were fully converted to common stock and none remained outstanding as of July 19, 2013. The fair value of the warrants at the date of the transaction was $77,000 valued in light of the related stock transaction and was reclassified from debt to additional paid in capital as of the date of the transaction.

CLP Towne, Inc.
Notes To Consolidated Financial Statement

Warrants were issued on July 19, 2013 in connection with the SPEA for the purchase of 268,322 shares of the Company’s common stock in connection with the issuance of common stock as outlined in Note 1. The warrants have an initial exercise price of $15 per share subject to certain anti-dilution and other adjustments.

The LSA, as amended and discussed in Note 4, issued Unsecured Subordinated (2014) Notes in the amount of $4,000,000. The Notes contain a convertible feature which preferred stock shall have a par value of $10.00 per share, with 400,000 shares of preferred stock issued. Liquidation preference shall be (a) 5 times $10.00 per share if the preferred stock is redeemed within 12 months of issuance, (b) 7 times $10.00 per share if the preferred stock is redeemed 12 and 24 months of issuance and (c) 8.5 times $10.00 per share if the preferred stock is redeemed between 24 and 33 months of issuance.

Note 9.	Commitments and Contingencies

Operating lease commitments:

The Company has various operating leases for real property expiring through January 2021. Generally, the leases require the Company to pay property taxes, insurance, and maintenance on the leased property. The Company also leases equipment under various operating leases (including contracts with independent contractors accounted for as leases) through December 2019 and thereafter. Future minimum rental payments under these operating lease agreements are approximately as follows:

	Real	Equipment
	Property	Leases	Total
Year Ending December 31,
2014 (remaining three months)	$ 3,083,661	$ 1,336,682	$ 4,420,343
2015	11,626,025	5,138,581	16,764,606
2016	10,801,391	5,044,222	15,845,613
2017	9,881,271	3,665,619	13,546,890
2018	7,874,731	3,101,194	10,975,925
2019	5,427,360	2,103,150	7,530,510
Thereafter	5,260,920	1,488,701	6,749,621
	$ 53,955,359	$ 21,878,149	$ 75,833,508

Rent expense for real property leases for the period ended September 30, 2014 and 2013 aggregated approximately $9,950,000 and $9,926,000, of which none was paid to related parties.

Rent expense for equipment leases aggregated approximately $2,163,000 and $3,765,000 for the period ended September 30, 2014 and 2013 respectively.

In connection with the purchase of the Company, by Charterhouse, in November 2005, the Company recognized an unfavorable lease obligation related to real property leases of approximately $1.7 million, which is being recognized as a reduction of rent expense over the respective lives of the leases of four to eight years.

Litigation:

From time to time, the Company is a party to litigation arising in the normal course of its business, most of which involves claims for personal injury, property damage related to the transportation and handling of freight, or workers’ compensation. The Company does not believe that any of these pending actions, individually or in the aggregate, will have a materially adverse effect on its business, financial position, or results of operations.

Note 10.	Related-Party Transactions

Upon the request of Centre Lane Partners, LLC (“Centre Lane”), the majority owner of the Company, the Company is contractually obligated to pay a management fee to Centre Lane equal to the greater of $300,000 or 2% of the Company’s EBITDA, as outlined in the stockholders’ agreement. At September 30, 2014 there was approximately $317,000 of fees accrued.

CLP Towne, Inc.
Notes To Consolidated Financial Statement

OCM Mezzanine Fund II (“OCM”) has an equity interest in the Company. On November 22, 2005, the Company issued to OCM senior subordinated notes in an aggregate principal amount of $17,500,000. Interest expense for the period ended September 30, 2014 and 2013, related to this obligation was approximately $1,460,000 for both periods of which none was accrued at September 30, 2014, and approximately $1,610,000 and $1,073,000 was added to principal for the period ended September 30, 2014 and 2013 respectively.

On August 12, 2009, the Company issued to the former owner of Texas L&A an equity interest in the Company in the form of notes aggregating $2,525,000. Interest expense related to this obligation totaled approximately $234,000 and $221,000 for the period ended September 30, 2014 and 2013 respectively, of which approximately $163,000 and $76,000 was added to the principal for the periods ended September 30, 2014 and 2013 respectively.

On November 16, 2010, the Company issued to the former owner of HBI, an equity interest in the Company in the form of a nonnegotiable subordinated note in the amount of $1,500,000. Interest expense related to this obligation totaled approximately $90,000 and $92,000 for the period ended September 30, 2014 and 2013 respectively.

Note 11.	Subsequent Events

Effective March 9, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) and was acquired by Forward Air, Inc. (“Forward Air”). Forward Air paid aggregate cash consideration of approximately $125,000,000. The purchase price may be increased or reduced based upon the Company’s net working capital as of the closing date. The Merger Agreement also provides that $16,500,000 of the $125,000,000 purchase price will be placed into an escrow account, with $2,000,000 of such amount being available to settle any shortfall in the Company’s net working capital and with $14,500,000 of such amount being available for a period of time to settle certain possible claims against the Company’s common stockholders for indemnification. To the extent the escrow fund is insufficient, certain equity holders have agreed to indemnify Forward Air, subject to certain limitations set forth in the Merger Agreement, as a result of inaccuracies in or breaches of certain of the Company’s representations, warranties, covenants and agreements and other matters.